CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-194043 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 6, 2016 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company and of our report dated February 29, 2016 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and subsidiaries, appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 15, 2016